Operating Agreement
Stempro International, Inc.,
a Nevada Corporation

This Operating Agreement (the "Agreement") is entered into on or as of January 14th, 2019 by and among the Shareholders listed on Exhibit A attached to this Agreement.

Recitals

A. On January 14th, 2019, Articles of Incorporation for Stempro International, Inc. (the "Company"), a profit company under the laws of the state of Nevada were filed with the Nevada Department of State to authorize 1000 shares of Common Stock (.001 par value).

B. The Shareholders hereby adopt and approve this operating agreement for the Company on the following terms and conditions:

Agreement
Article I
Organization Matters

1.1. **Name.** The Company shall conduct business under the name Stempro International, Inc. The Company may also conduct business under a fictitious name filed with the Kingdom of eSwatini or a to be formed Kingdom of eSwatini LLC. or PLC. to be named Stempro eSwatini LLC. or PLC. where the Company has its principal office.

1.2 **Term**. The company's beginning date is the date that the Articles of Incorporation were filed.

1.3 **Office and Agent.** The Company shall continuously maintain an office and a registered agent within the Kingdom of eSwatini. The principal office of the company shall be at 8411 West Oakland Park Blvd. Suite 201 Sunrise, FL 33351 or such location as the Shareholders may determine. As required, the Company shall file a Statement of Information with the Kingdom of eSwatini stating its registered agent for service of process.

1.4 **Business of the company.** The Company shall engage in the following business, and any activities necessary or appropriate to carry out that business, unless all the Shareholders approve a change in the Company's business: Research, Grow, Produce and Distribute Cannabis and Hemp and Cannabis and Hemp related products in and out of The Kingdom of eSwatini.

1.5 **Board of Directors.** The Company Board of Directors shall consist of Dan Oran, Eddie Nurieli, Rajiv Rai and 1 Director designated by Profile Solutions, Inc. and 1 Director designated by the Kingdom of eSwatini.

Article 2
Capital Contributions

2.1 **Capital Contributions**. Each Shareholder shall contribute capital to the Company in the amount shown on Exhibit A of this Agreement. No Shareholder shall be required or permitted to make any additional contributions to the Company without the unanimous consent of the other Shareholders.

2.2 **No Interest.** The Company shall not pay any interest on capital contributions.

Article 3
Shareholders

3.1 **Admission of Additional Shareholders.** Upon unanimous approval of the existing Shareholders, additional Shareholders may be admitted into the Company on terms determined by the Shareholders.

3.2 **Right of First Refusal**. Before any Shares held by either Shareholder may be sold or otherwise transferred, the other Shareholder shall have a 10-business day right of first refusal to purchase the Shares on the same terms and conditions set forth in the purchase agreement to the independent third party.

3.3 **Payments to Shareholders.** There shall be no minimum or guaranteed payments to Shareholders. The Company shall reimburse the Shareholders for the actual costs including Incorporation expenses incurred to form the Company.

Article 4
Management and Control of the Company

4.1 **Management and Powers.** The intent of each Shareholder is to actively engage in the Company management. Accordingly, each Shareholder shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business property and affairs.

4.2 **Limitations on Power of Shareholders.** Notwithstanding any other provisions of this Agreement, no debt or liability of more than $ 10,000 may be contracted on behalf of the Company without the approval of the majority of Shareholders. The Shareholders shall authorize one or more of the Shareholders or designees of the Shareholders to sign checks and drafts in the Company's name ("authorized signatory").

4.3 **Contracts and Obligations.** The signature of the authorized signatory is required to sign contracts and obligations on behalf of the Company. Additionally, the unanimous approval of the Shareholders must be obtained prior to:

A. The merger of the Company with another business entity.
B. The establishment of different Shareholder classes of stock.
C. A change in the authorized businesses of the Company (Section 1.4),
D. Any act which would make it impossible to carry on the ordinary business of the Company
E. The confession of judgment against the Company
F. Any other transaction described in this Agreement which requires the approval, consent or vote of all of the Shareholders.
G. The sale, exchange or other disposition of substantially all of the Company's assets occurring as part of single or multiple transactions or plan.

4.4 **Shareholder Approval.** The "vote" or "approval" of the Shareholders shall mean approval by a majority percentage of Shareholders. Shareholders shall vote or approve by their percentage interest as shown on Exhibit A of this Agreement. No annual or regular meetings of the Shareholders are required. However, if such meetings are held, such meetings shall be noticed, held and conducted pursuant to the Act.

4.5 **Devotion of Time**. The Shareholders are not required to devote all of their time or business efforts to the Company. Each Shareholder shall devote reasonable time or effort/s necessary to carry out the Company's business if not pursuant to an employment or consultant agreement with the Company.

4.6 **Noncompetition.** Each Shareholder agrees that it will not be employed, concerned or financially interested, either directly or indirectly in any other business entity in the Kingdom of eSwatini that is engaged in the same or similar business as that conducted by the Company in the Kingdom of eSwatini.

4.7 **Protection of Trade Secrets**. Each Shareholder acknowledges that the customer lists, trade secrets, processes, methods and technical information of the Company and any other matters designated by the majority of the Shareholders are the Company's assets. Each Shareholder agrees not to disclose any of these assets to anyone outside the Company, except with written consent by the Company, even if the Shareholder withdraws from the Company.

4.8 **Transactions between the Company and the Shareholders.** Any Shareholder may enter into a contract or transaction with the Company with the approval of the majority of other Shareholders. If there is a potential conflict of interest, this approval must be in writing.

Article 5
Allocations of Net Profits and Net Losses and Distribution

5.1 Allocations of Net Loss and Quarterly Distributions

A. **Net Profits and/or Net Loss.** Shall be applied in accordance with United States Generally Accepted Accounting Practices. ("US GAAP").

B. **Quarterly Distribution of Available Cash.** At the end of each calendar quarter, the after-tax net income of the Company, if any, may be distributed to the Shareholders, pro rata according to their percentage interest.

Article 6
Transfer and Assignment of Interests

6.1 **Transfer and Assignment of Interests.** Shareholders who wish to transfer, assign, convey or sell their Shares must offer the other shareholders pro-rata, the right of first refusal per 3.2 above prior to.

6.2 **Substitution of Shareholders.** If the right of first approval is denied, the transferee shall:

A. Execute an instrument satisfactory to the Shareholders which accepts and adopts the terms and provisions of this Agreement.
B. Pay any reasonable expenses in connection with his or her admission as a new Shareholder.

The admission of a new Shareholder shall not release the Shareholder who assigned the Shareholders Interest from any liability that Shareholder may have to the Company.

Article 7
Consequences of Bankruptcy or Dissolution of Shareholder

7.1 **Dissolution Event.** Upon the occurrence of bankruptcy or dissolution of any Shareholder ("Dissolution Event"), the Company shall dissolve unless the Remaining Shareholder who agrees within ninety (90) days to continue the business of the Company. The Company and/or the Remaining Shareholder may purchase the Former Shareholder's Shares as provided in this Agreement.

7.2 **Purchase Price.** The purchase price for the Former Shareholder's interest shall be the fair market value of the Former Shareholder's Interest as determined by agreement of the former Shareholder and the Purchasing Shareholders. If the Former Shareholder and the Purchasing Shareholders cannot agree on the purchase price within 30 days after the Dissolution Event, the purchase price shall be determined by an independent appraiser. The Purchasing Shareholders as a group, and the Former Shareholder, shall each pay one-half of the cost of the appraisal. If the Dissolution Event results from a breach of this Agreement by the Former Shareholder, the purchase price shall be reduced by an amount equal to the damages suffered by the Company or the Purchasing Shareholders as a result of such breach.

7.3 **Notice of Intent to Purchase.** Within fifteen (15) days after a Dissolution Event, the Remaining Shareholder shall notify the other Shareholder in writing of whether it chooses to purchase a portion or all of the Former Shareholder's Interest. If the Remaining Shareholder fails to purchase the entire interest of the Former Shareholder, the company shall purchase any remaining share of the Former Shareholder's Interest at fair market value to be determined by Certified appraisal with cost split between the Shareholders pro-rata.

7.4 **Payment of Purchase Price**. The closing shall occur no later than 30 days following the determination of the purchase price. The Purchasing Shareholder may pay all of the purchase in cash, or one fifth (1/5) at closing, with the remainder due in a negotiable promissory note, payable in four equal annual principal installments plus prevailing interest

7.5 **Closing of Purchase of Former Shareholder's Interest.** At the closing for the sale of a Former Shareholder's Interest, the Former Shareholder shall provide a document conveying their interest and representing that the interest is free of encumbrances.

Article 8
Accounting, Records, Reporting by Shareholders.

8.1 **Books and Records.** The Company's books and records shall be kept and maintained in accordance with US GAAP. The Company shall maintain at its principal office:

A. A current Shareholders list showing their full name, last known business address and Shareholder ownership Interest;
B. A copy of the Articles of Incorporation and any and all amendments
C. Copies of the Company's federal, state, and local income tax or information returns for the six (6) most recent taxable years;
D. A copy of this Operating Agreement and any and all amendments;
E. The Company's books and records as they relate to the internal affairs or the company for at least the current and past four (4) fiscal years.

8.2 **Reports.** Within 30 days of the completion of each quarter ending March 31st, June 30th, September 30th and December 31st the Company shall provide information necessary for the Shareholders to prepare their required Securities and Exchange Commission reports and federal and state income or sales tax returns if applicable.

8.3 **Bank Accounts.** The Shareholders shall maintain Company funds in one or more separate bank accounts in the name of the Company and shall not commingle the funds with any other person or entity. Any Shareholder, acting alone, may endorse and deposit into the Company's accounts any checks made payable to the Company. The Shareholders shall authorize one or more of the Shareholders or designees of the Shareholders to sign checks and drafts in the Company's name.

8.4 **Tax Matters for the Company**. Matthew Cohen is designated as "Accounting Representative" to represent the Company (at the Company's expense) in connection with all accounting matters. The Accounting Representative shall be compensated by the Company and may spend Company funds for associated professional services and costs.

8.5 **Securities and Exchange Commission Reporting Obligations of the Shareholders**. Leonard Tucker is designated as the "SEC Reporting Representative" to represent the Company (at the Company's expense) in connection with all Securities and Exchange Commission reporting requirements. The SEC Reporting Representative shall be

compensated by the Company and may spend Company funds for associated professional services and costs.

Article 9
Dissolution and Winding Up

9.1 **Conditions of Dissolution:** The company shall dissolve:

A. If there is a judicial dissolution pursuant to United States Section 17351 of the Corporations Code;
B. If the Shareholders unanimously vote to dissolve the Company;
C. If there is a Dissolution Event and the Remaining Shareholders fail to agree to continue the business of the Company within ninety (90) days after the occurrence of such event or the Company or the Remaining Shareholders fail to purchase the former Shareholder's Interest as provided in Article 7; or
D. Upon the sale of substantially all of the assets of the Company.

9.2 **Winding Up.** Upon the dissolution, the Company's assets shall be disposed of and its affairs wound up. After determining that all the known debts and liabilities of the Company have been paid, the remaining assets shall be distributed to the Shareholders according to their Capital Account balances, after taking into account income and loss allocations for the Company's final taxable year.

9.3 **Limitations on Payments Made In Dissolution.** Except as otherwise specifically provided in this Agreement, each Shareholder shall only be entitled to look solely at the net assets of the Company for the return of its percentage ownership and shall have no recourse against the other Shareholder except as provided in Article 10.

Article 10
Indemnification

10.1 **Indemnification of Agents.** The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason that it was a Shareholder, officer, employee or other agent of the Company to the fullest extent permitted by applicable law. The standard of the fiduciary duty each Shareholder is to act in the highest good faith to the Shareholders and the Company. A Shareholder may not seek to obtain an advantage in the Company affairs by misconduct, misrepresentation, concealment, threat or adverse pressure.

Article 11
Investment Representations

Each Shareholder hereby represents and warrants to, and agrees with, the Shareholders, the other Shareholders and the company as follows:

11.1 **Preexisting Relationship or Experience.** It has a preexisting personal or business relationship with the Company or one or more of its Shareholders, or by reason of his or

her business or financial experience it is capable of evaluating the risks and merits of an investment in the Company and of protecting his or her own interests in connection with this investment.

11.2 **No Advertising.** It has not seen, received, been presented with or been solicited by a leaflet, public promotional meeting, article or any other form of advertising with respect to its Shareholder Interest.

11.3 **Investment Intent.** It is acquiring the Shareholder Interest for investment purposes for its own account and not with a view to resale. No other person or entity will have any direct or indirect beneficial interest in or right to the Shareholder Interest.

Article 12
Miscellaneous

12.1 **Complete Agreement.** This Agreement and the Articles of Incorporation constitute the complete and exclusive statement of agreement among the Shareholders and replace and supersede all prior written and oral agreements among the Shareholders. To the extent that any provision of the Articles of Incorporation conflict with any provision of this agreement, the Articles of Incorporation shall control.

12.2 **Binding Effect.** Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Shareholders and their respect successors and assigns.

12.3 **Jurisdiction.** Each Shareholder hereby consents to the exclusive jurisdiction of the state and federal courts sitting in the State of Florida, United States in any action on a claim arising out of, under or in connection with this Agreement.

12.4 **Severability.** If any provision of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected.

12.5 **Notices.** Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing at the addresses shown on Exhibit A. Any party may designate any other address in substitution of the foregoing address by giving 5 days written notice to all Shareholders.

12.7 **Amendments**. All amendments to this Agreement will be in writing and signed by all the Shareholders.

12.6 **Multiple Counterparts**. This agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one or the same instrument.

12.7 **Attorney Fees.** In the event that any dispute between the Company, the Shareholders or among the Shareholders should result in litigation or arbitration, the prevailing party in

such a dispute shall be entitled to recover from the other party all reasonable fees, cost and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys' fees and expenses.

12.8 **Remedies Cumulative.** The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

The Shareholders of Stempro International, Inc., a Nevada Corp. have executed this agreement, effective as of the date written above.

Profile Solutions, Inc.

____

Dan Oran, CEO

Stem Ventures, Inc.

____

Rajiv Rai, CEO

Exhibit A

List of Shareholders

Shareholder	# of Shares	Capital Contribution
Profile Solutions, Inc. 8411 West Oakland Park Blvd. Suite 201 Sunrise, FL 33351	51	Assignment of all rights and obligations to the Exclusive 10-year license and related permits in The Kingdom of eSwatini to (1) operate an advanced hemp & medical cannabis manufacturing facility to grow and cultivate cannabis in accordance with strict GMP global health standards (2) distribute hemp & medical cannabis within the The Kingdom of eSwatini (3) export hemp & medical cannabis worldwide (4) operate medical cannabis R & D lab and (5) build a training facility to create jobs for local eSwatini citizens.
Stem Ventures, Inc. 7777 Glades Road Boca Raton, FL 33434	49	$ 5,000,000